UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     August 30, 2014

JACK IN THE BOX INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-9390	95-2698708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9330 BALBOA AVENUE, SAN DIEGO, CA	92123
(Address of principal executive offices)	(Zip Code)

(858) 571-2121
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)       On September 4, 2014, Jack in the Box Inc. (the “Company”) announced it will appoint Ms. Frances Allen to the position of Jack in the Box Brand President, anticipated effective October 27, 2014. In this role, she will be succeeding Mr. Leonard Comma, who continues as Chairman and Chief Executive Officer of the Company, positions he was appointed to on January 1, 2014.

Ms. Allen has more than 30 years of brand and marketing experience. Since June 2013, she has served as Executive Vice President and Chief Brand Officer of Denny’s Corporation where her responsibilities include developing and executing marketing strategies across the Denny’s brand, product development and non-traditional restaurant development. She joined Denny’s Corporation in July 2010 as Executive Vice President and Chief Marketing Officer. From 2007 to 2009, Ms. Allen served as Chief Marketing Officer of Dunkin’ Brands where she was responsible for category management, including price, packaging and promotion, for more than 6,000 Dunkin’ Donut stores in the U.S.  From 2004 to 2007, she was Vice President of Marketing, North America at Sony Ericsson Mobile Communications, and from 1998 to 2004, she held several positions at PepsiCo, most recently as Vice President of Marketing. In 1997, Ms. Allen served as Director of International Advertising for Frito-Lay. Ms. Allen began her career in 1983 at a London-based advertising agency, Benton & Bowles, which subsequently became D’Arcy Masius Benton & Bowles (DMB&B). She held several positions with that agency, most recently as Senior Vice President, Worldwide Account Director. Since November 2013, Ms. Allen has served on the Board of Directors of MarineMax, Inc., the nation’s largest recreational boat and yacht retailer. Ms. Allen is a graduate of Southampton University in Hants, United Kingdom.

On August 30, 2014, the Company entered into an offer letter (the “Offer Letter”) with Ms. Allen with respect to her employment as Jack in the Box Brand President. The Offer Letter provides for an annual base salary of $500,000 and a target annual bonus incentive under the Company’s Annual Performance Incentive Plan of 75% of her base salary, plus an annual cash perquisite allowance of $45,700. The Offer Letter also provides that Ms. Allen will be eligible for an equity award under the Company’s Long-Term Incentive Plan in fiscal 2015 with an expected target value of $500,000, consisting of a mix of stock options, performance share units and restricted stock units (RSUs), with the RSUs subject to holding requirements.

In addition, subject to Board approval, Ms. Allen will receive a one-time new hire grant of RSUs with a grant date fair value of $300,000, which will be subject to a three-year vesting schedule at 33% per year. She will also receive a conditional $200,000 sign-on bonus (less withholdings), which she will be required to repay on a pro-rata basis if her employment with the Company ends for certain reasons before she completes two years of service.  The one-time grant of RSUs and sign-on bonus are intended to help compensate Ms. Allen for the value of the equity grants and bonuses she forfeits by leaving her employer to join the Company.  Ms. Allen will also be entitled to relocation costs, including reimbursement for temporary housing and a lump sum payment. In addition, if the Company should determine not to continue Ms. Allen’s employment without cause, she will be entitled to severance pay equal to twelve months of base salary.

There are no arrangements or understandings with any other person pursuant to which Ms. Allen was appointed as Jack in the Box Brand President, and there are no family relationships between Ms. Allen and any director or executive officer of the Company. Additionally, there are no transactions between Ms. Allen and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

On September 4, 2014, the Company issued a news release announcing Ms. Allen’s appointment, a copy of which is furnished with this report as Exhibit 99.1. In addition, a copy of the Offer Letter is filed with this report as Exhibit 99.2. The foregoing description of the terms of the Offer Letter is qualified in its entirety by reference to the full text thereof, which is incorporated by reference herein.

Item 9.01 Exhibits (d) Exhibits

Exhibit No.                   Description

99.1                Frances Allen Named Brand President of Jack in the Box® Restaurants
99.2                Offer letter to Frances Allen, dated August 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK IN THE BOX INC.

By:	/s/ Jerry P. Rebel
Jerry P. Rebel
Executive Vice President
Chief Financial Officer
(Principal Financial Officer)
(Duly Authorized Signatory)
Date: September 4, 2014